EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 6, 2007, to this Registration Statement on Form S-1 and related prospectus of Edgeline Holdings, Inc. for the registration of shares of its common stock.

/s/ Thomas Leger & Co., L.L.P.
  Thomas Leger & Co., L.L.P.
  Houston, Texas
  February 28, 2008